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JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons and entities named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Baltek Corporation, par value $1.00 per share, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of March 31, 2003.

/s/ JACQUES KOHN Jacques Kohn
/s/ JEAN KOHN Jean Kohn
/s/ BERNARD KOHN Bernard Kohn
BERNARD KOHN REVOCABLE LIVING TRUST
By:	/s/ BERNARD KOHN Bernard Kohn, Trustee
BERNARD KOHN IRREVOCABLE DESCENDANTS TRUST
By:	/s/ BERNARD KOHN Bernard Kohn, Trustee

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JOINT FILING AGREEMENT